Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES Q1 REVENUE OF $2.4 BILLION AND
NET INCOME OF $197 MILLION, OR $0.84 PER SHARE
Revenue Up 9 Percent, Hard Drive Shipments Up 15 Percent, From Year-ago Quarter,
$390 Million Cash Generated from Operations
LAKE FOREST, Calif. — Oct. 19, 2010 — Western Digital Corp. (NYSE: WDC) today reported revenue of $2.4 billion, hard-drive unit shipments of 50.7 million and net income of $197 million, or $0.84 per share for its first fiscal quarter ended Oct. 1, 2010. In the year-ago quarter, the company reported revenue of $2.2 billion, shipped 44.1 million hard drives, and reported net income and earnings per share of $288 million and $1.25, respectively.
     “In a quarter characterized by aggressive industry pricing, we remained solidly profitable, grew revenues and unit shipments year-over-year, and generated $390 million in cash from operations,” said John Coyne, president and chief executive officer. “Our low-cost business model and strong balance sheet enable us to weather the seasonality and cycles of the hard drive industry such as we experienced during the last two quarters.
     “We will continue to focus on quality, reliability, availability and profitable growth to maintain our industry leadership,” said Coyne. “We remain excited about the

WD Announces Q1 Revenue of $2.4 Billion and
Net Income of $197 Million, or $0.84 Per Share

significant opportunities being created by the unabated growth in digital content in the home and workplace.”
     The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The call will be accessible live and on an archived basis via the link below. The company is publishing an expanded investor summary sheet today on the investor relations section of its website. After the conclusion of today’s webcasted conference call, the summary sheet will be updated to reflect the company’s guidance.

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	800-455-0163 (toll free)
+1-203-369-3804 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

WD Announces Q1 Revenue of $2.4 Billion and
Net Income of $197 Million, or $0.84 Per Share

     This press release contains forward-looking statements concerning WD’s industry leadership and growth opportunities. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-K filed with the SEC on Aug. 13, 2010, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
###
Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Oct. 1,	Jul. 2,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,858	$2,734
Accounts receivable, net	1,325	1,256
Inventories	561	560
Other	195	170

Total current assets	4,939	4,720
Property and equipment, net	2,245	2,159
Goodwill	150	146
Other intangible assets, net	83	88
Other assets	216	215

Total assets	$7,633	$7,328

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,703	$1,507
Accrued expenses	227	281
Accrued warranty	131	129
Current portion of long-term debt	113	106

Total current liabilities	2,174	2,023
Long-term debt	262	294
Other liabilities	308	302

Total liabilities	2,744	2,619
Shareholders’ equity	4,889	4,709

Total liabilities and shareholders’ equity	$7,633	$7,328

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	Oct. 1,	Oct. 2,
	2010	2009
Revenue, net	$2,396	$2,208
Cost of revenue	1,959	1,694

Gross margin	437	514

Operating expenses:
Research and development	167	142
Selling, general and administrative	59	53

Total operating expenses	226	195

Operating income	211	319
Net interest and other	—	(2)

Income before income taxes	211	317
Income tax provision	14	29

Net income	$197	$288

Income per common share:

Basic	$0.86	$1.28

Diluted	$0.84	$1.25

Weighted average shares outstanding:

Basic	230	225

Diluted	234	230

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended
	Oct. 1,	Oct. 2,
	2010	2009
Cash flows from operating activities
Net income	$197	$288
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	150	121
Stock-based compensation	19	13
Changes in operating assets and liabilities	24	12

Net cash provided by operating activities	390	434

Cash flows from investing activities
Purchases of property and equipment	(200)	(176)

Net cash used in investing activities	(200)	(176)

Cash flows from financing activities
Employee stock plans, net	(2)	14
Excess tax benefits from employee stock plans	11	9
Repurchases of common stock	(50)	—
Repayment of long-term debt	(25)	(19)

Net cash provided by (used in) financing activities	(66)	4

Net change in cash and cash equivalents	124	262
Cash and cash equivalents, beginning of period	2,734	1,794

Cash and cash equivalents, end of period	$2,858	$2,056